                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                       UNR INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
[UNR INDUSTRIES LOGO]

UNR INDUSTRIES, INC.
6718 WEST PLANK ROAD
PEORIA, ILLINOIS 61604
---------------------------------

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS OF
UNR INDUSTRIES, INC.

---------------------------------

To the Stockholders of UNR Industries, Inc.:


Notice is hereby given that the 1997 Annual Meeting of Stockholders ("Annual Meeting") of UNR Industries, Inc., a Delaware corporation ("UNR" or "Company"), will be held at Bank of America Illinois, 231 South LaSalle Street, 21st Floor, Chicago, Illinois, on September 4, 1997, at 10:00 a.m., local time, for the purpose of considering and voting upon:



(1) Election of five directors to serve until the 1998 Annual Meeting of Stockholders or until their successors are elected and qualify;



(2) Approval of an Amended and Restated Certificate of Incorporation changing the Company's name from "UNR Industries, Inc." to "ROHN Industries, Inc." and modernizing the Company's charter.


(3) Ratification of the appointment of the firm of Arthur Andersen LLP as UNR's independent public accountants for 1997; and

(4) Such other business as may properly come before the Annual Meeting.


The Board of Directors has determined that only UNR stockholders of record at the close of business on July 18, 1997 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of such stockholders will be available for examination by any such stockholder for any purpose germane to the Annual Meeting for ten days prior to the Annual Meeting at The First National Bank of Chicago, One North State Street, 11th floor, Chicago, Illinois 60602. ALL STOCKHOLDERS, WHETHER OR NOT THEY NOW EXPECT TO BE PRESENT AT THE ANNUAL MEETING, ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES USING THE ENVELOPE PROVIDED. Any stockholder present at the meeting may vote personally on all matters before the meeting, and in that event his or her proxy will become void. Your attention is directed to the following pages for further information relating to the Annual Meeting.


                                          By Order of the Board of Directors

                                          Victor E. Grimm
                                          SECRETARY

Chicago, Illinois
July 30, 1997

[UNR INDUSTRIES LOGO]

UNR INDUSTRIES, INC.
6718 West Plank Road
Peoria, Illinois 61604

                                                                   July 30, 1997


---------------------------------

PROXY STATEMENT

---------------------------------

GENERAL


The enclosed proxy is being solicited on behalf of the Board of Directors (sometimes referred to as the "Board") of UNR Industries, Inc. ("UNR" or "Company") for use at UNR's Annual Meeting of Stockholders ("Annual Meeting"), notice of which accompanies this Proxy Statement, and at all adjournments and postponements thereof. The Annual Meeting will be held at Bank of America Illinois, 231 South LaSalle Street, 21st floor, Chicago, Illinois, on September 4, 1997 at 10:00 a.m., local time.


Any stockholder giving a proxy has the power to revoke it at any time prior to exercise thereof by executing a subsequent proxy, by notifying UNR's Secretary of such revocation in a written notice received by him at the above address prior to the Annual Meeting, or by attending the Annual Meeting and voting in person.


Only stockholders of record at the close of business on July 18, 1997 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. At the close of business on the Record Date, 52,543,691 shares of Common Stock were outstanding, constituting the only outstanding voting securities. Stockholders are entitled to one vote for each share of Common Stock held.



A stockholder may, with respect to the election of directors, (i) vote for the election of all five nominees named herein, (ii) withhold authority to vote for all such director nominees or (iii) vote for the election of all such director nominees other than any nominee or nominees with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy. A stockholder may, with respect to each other matter specified in the notice of the meeting, (i) vote "FOR" the matter, (ii) vote "AGAINST" the matter or (iii) "ABSTAIN" from voting on the matter. Common Stock will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If no contrary instructions are indicated in the proxy, each proxy will be voted FOR the election of the five nominees to the Board of Directors named below or for a substitute nominee if any of the nominees listed below becomes unable or unwilling to serve, FOR approval of the Company's Amended and Restated Certificate of Incorporation and FOR ratification of the appointment of the firm of Arthur

Andersen LLP as UNR's independent public accountants for 1997, and, in the best judgment of the persons named in the proxy as representatives, upon any other matters which may properly come before the Annual Meeting.

Election of each director requires the affirmative vote of the holders of a plurality of the shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the meeting. Approval of the proposed Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock, and ratification of the appointment of UNR's independent public accountants requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or by proxy and entitled to vote at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares of Common Stock represented by such proxy is not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain matters in the absence of instructions from the beneficial owner. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "non-voted shares") will be considered shares not present and not entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. The Company's By-Laws provide that shares voted to abstain will be counted as present for purposes of determining a quorum but will not be included in calculating the number of votes on any question. Non-voted and abstaining shares will have no effect on the election of directors or ratification of the appointment of accountants, and will have the effect of "No" votes on the proposed Amended and Restated Certificate of Incorporation.

The cost of the solicitation of proxies will be borne by UNR. UNR does not expect to pay any compensation for the solicitation of proxies but will reimburse brokers and other persons holding Common Stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses incurred in forwarding proxy materials to principals and obtaining their proxies.

STOCK OWNERSHIP


The following table sets forth information as of July 1, 1997 regarding beneficial ownership of Common Stock by: (i) each person or group that has reported beneficial ownership of more than five percent of the Common Stock outstanding, (ii) UNR executive officers and directors.



                                                                            COMMON STOCK
                                                                     --------------------------
                                                                      Amount and
                                                                       Nature of
                                                                      Beneficial      Percent
Beneficial Owner                                                     Ownership(1)    of Class
-------------------------------------------------------------------  -------------  -----------
Principal Stockholders
UNR Asbestos-Disease Claims Trust (2) .............................    29,348,051         55.8%
  100 North Lincolnway
  North Aurora, IL 60542
Directors and Executive Officers
Charles M. Brennan, III............................................        14,836       --
Darius W. Gaskins, Jr..............................................        49,336       --
Thomas A. Gildehaus (3)............................................       859,105          1.6%
Henry Grey (3).....................................................       423,601       --
Victor E. Grimm (3)................................................       196,656       --
Gene Locks.........................................................        18,894       --
Ruth R. McMullin...................................................        32,411       --
Thomas F. Meagher..................................................        17,333       --
Brian B. Pemberton.................................................       100,000       --
Robert B. Steinberg................................................        15,336       --
William J. Williams................................................        11,000       --
All directors and executive officers as a group....................     1,738,508          3.3%


----------

(1) Unless otherwise noted, the persons listed beneficially own all shares set forth opposite their respective names with sole power to vote and dispose of such shares, except Mr. Grey (33,333 shares) and Mr. Meagher (13,164 shares) wherein voting or investment power is shared with others. Mrs. McMullin's total also includes 3,700 shares held by her spouse and 1,155 shares held by her son.


(2) The Trustees of the Trust are John H. Laeri, Jr., Chairman, James J. McMonagle, Vice Chairman, Michael E. Levine, Charles W. Murdock and David S. Schrager. The Trustees are deemed to share beneficial ownership of the 29,348,051 Trust shares because they collectively possess the power to vote and dispose of the Trust shares on behalf of the Trust, except that the United States Bankruptcy Court for the Northern Division of Illinois must approve sales of Trust shares.



(3) Messrs. Gildehaus, Grey and Grimm resigned their positions as Executive Officers, and in the case of Mr. Gildehaus as a director, on the termination of their employment on April 11, 1997, June 30, 1997 and December 31, 1996, respectively.



(4) Percentage ownership is not shown for directors or officers owning less than one percent of the outstanding Common Stock.

MATTERS TO BE ACTED UPON AT THE ANNUAL MEETING

PROPOSAL 1:  ELECTION OF DIRECTORS


The Board of Directors, pursuant to the UNR By-Laws, has determined that the authorized number of directors shall be five persons. The five persons listed below under "Background Information Regarding Nominees" have been selected as nominees for election as directors by the Board of Directors and, if elected, will serve until the next annual meeting or until their successors are elected and qualify.


BACKGROUND INFORMATION REGARDING NOMINEES

The table below sets forth the names of the nominees for director, their principal occupations during the last five years and certain other information.


                              Director                    Principal Occupations for the Last Five Years,
      Name of Nominee          Since     Age              Other Directorships and Committee Assignments
----------------------------  --------   ---  ----------------------------------------------------------------------
Charles M. Brennan, III.....    1989     55   Chairman and Chief Executive Officer of MYR Group Inc., an electrical contracting firm (October 1989 to present); Secretary of UNR (July
                                                1990 to September 1992). Other directorships: MYR Group Inc.;
                                                Control Devices, Inc., a supplier of sensor controls;
                                                Holbrook-Patterson, Inc., an educational equipment
                                                manufacturer.Chair of UNR's Audit Committee and member of the
                                                Executive Committee.
Darius W. Gaskins, Jr.......    1990     57   Co-Founding Partner, Carlisle, Fagan, Gaskins & Wise Inc., a
                                                management consulting firm (May 1993 to present); Partner, High
                                                Street Associates, a management and investment firm (June 1991 to present); Chairman, Leaseway Transportation Corp., a distribution services provider (December 1994 to April 1995). Other
                                                directorships: Northwestern Steel and Wire Company, a producer of steel and wire products; Sapient Corporation, a software company;
                                                Anacomp Incorporated, a micrographics supplier. Chair of UNR's
                                                Compensation Committee, and member of the Executive Committee.
Gene Locks..................    1989     60   Chairman of the Board of UNR Industries, Inc. (May 1991 to present);
                                                Founding partner, Greitzer & Locks, attorneys. Member of Trustees
                                                Advisory Committee to UNR Asbestos-Disease Claims Trust (June 1989
                                                to present). Other directorships: Chairman of the Board, Apex
                                                Teletech Resources, Inc. Member of UNR's Executive and Compensation
                                                Committees.

                              Director                    Principal Occupations for the Last Five Years,
      Name of Nominee          Since     Age              Other Directorships and Committee Assignments
----------------------------  --------   ---  ----------------------------------------------------------------------
Ruth R. McMullin............    1990     55   Chair, Trustees of the Eagle-Picher Personal Injury Settlement Trust
                                                (November 1996 to present); Management Fellow (faculty member) Yale
                                                School of Management (August 1994 to 1995); President and Chief
                                                Executive Officer, Harvard Business School Publishing Corporation
                                                (November 1991 to April 1994). Other directorships: Bausch & Lomb,
                                                Inc., a health care and optics company; Middlesex Mutual Assurance
                                                Company, a property and casualty insurance company; Secure
                                                Technologies, Inc., a distance monitoring company. Member of UNR's
                                                Audit Committee.
Brian B. Pemberton..........    1997     52   President and Chief Executive Officer of UNR Industries, Inc.
                                                (commencing April 14, 1997); President and Chief Executive Officer,
                                                American Mobile Satellite Corporation, a common carrier providing satellite-based mobile voice and data services to North America
                                                (1990 to December 31, 1996). Other directorships: AC Nielsen
                                                Corporation, provider of market research.


DIRECTORS' COMPENSATION

UNR employees who serve as directors of UNR receive no compensation for such services. Non-employee directors of UNR are paid compensation at an annual rate of $30,000 (the Chairman receives $50,000), payable in quarterly installments. Non-employee directors have the right to receive all or part of their annual compensation in shares of restricted Common Stock of the Company. Non-employee directors receive $1,000 for each Board meeting or meeting of a committee of the Board which they attend in person or by telephone. Directors are also reimbursed for their out-of-pocket expenses incurred in connection with such meetings.

BOARD MEETINGS; BOARD COMMITTEE FUNCTIONS AND COMPOSITION

The Board of Directors met seven times during 1996. The Board has an Audit Committee, a Compensation Committee and certain other committees. The Board does not have a standing Nominating Committee. During 1996, no director attended (in person or by telephone) fewer than 80% of the aggregate of (1) the total number of meetings of the full Board during the period he or she served as a director and (2) the total number of meetings held by all committees of the Board on which he or she served during such period.

The Audit Committee consists of Charles M. Brennan, III (Chair), Ruth R. McMullin and Thomas F. Meagher. The Audit Committee makes recommendations to the full Board of Directors regarding engagement of independent public accountants; reviews and approves the scope of independent audits and the fees and other arrangements regarding such services; reviews the results of the annual audit with the independent public accountants; and generally reviews the adequacy of UNR's accounting systems, internal accounting controls and applications of accounting policies to new or unusual circumstances. The Audit Committee met three times during 1996.

The Compensation Committee consists of Darius W. Gaskins, Jr. (Chair), Gene Locks, Robert B. Steinberg and William J. Williams and has responsibility for considering and making recommendations to the full Board of Directors regarding officers' compensation and benefits and UNR's organizational structure. The Compensation Committee met three times during 1996.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the total cash and non-cash compensation in each of the last three years for the Company's executive officers.

                                         Annual Compensation       Long Term Compensation
                                      --------------------------  -------------------------

                                                         Other
                                                         Annual   Restricted    Securities
                                                        Compen-      Stock      Underlying
                                      Salary    Bonus    sation     Awards        Options         All Other
Name and Principal Position     Year    ($)      ($)     ($)(1)     ($)(2)        (#)(3)       Compensation($)
------------------------------  ----  -------  -------  --------  -----------   -----------   -----------------
Thomas A. Gildehaus...........  1996  375,000  300,000  205,079      --            --             22,298 (4)
  President and Chief           1995  375,000  300,000  324,091      --            --             71,107 (5)
  Executive Officer             1994  375,000  335,000  119,090     163,125        --             70,126 (5)
Henry Grey....................  1996  197,700  135,000  113,933      --            --             12,033 (5)
Senior Vice-President and       1995  190,100  130,000  180,051      48,491        --             32,763 (6)
  Chief Financial Officer       1994  190,100  131,000   66,161      59,375        --             30,972 (6)
Victor E. Grimm...............  1996  183,900   91,000   56,966      --            --            760,495 (5)
  Vice-President                1995  182,000   85,000   90,025      44,898        --             28,254 (6)
  General Counsel               1994  182,000   85,000   33,081      56,875        --             26,373 (6)
  and Secretary

------------

(1) Represents imputed annual interest at 7% (the prime rate on the date of the loans) on interest-free loans to purchase stock under the 1994 Executive Stock Purchase Plan described under "Transactions with Management" on page 13.


(2) Restricted Stock Awards are made pursuant to the terms of the UNR Industries, Inc. 1992 Restricted Stock Plan. The stock is valued at the closing price of the stock on the National Association of Securities Dealers, Inc.'s Automated Quotation/ National Market System ("NASDAQ/NMS") on the date of the award. On December 31, 1996 Mr. Gildehaus held 30,000 shares of restricted stock valued at $183,750. Mr. Gildehaus was entitled to receive all dividends on restricted stock held by him. Mr. Gildehaus' restricted stock was vested at the time of the award subject to forfeiture within three years from the date of the award in the event of termination of his employment by the Company for cause or by voluntary resignation. The number of shares and the value of the restricted stock held by Mr. Grey and Mr. Grimm, respectively, on December 31, 1996 was 26,321 shares valued at $161,216 and 24,370 shares valued at $149,266. Messrs. Grey and Grimm were entitled to receive dividends on restricted stock held by them. The restricted stock of Messrs. Gildehaus, Grey and Grimm became vested on the termination of their employment on April 11, 1997, June 30, 1997 and December 31, 1996, respectively.


(3) No stock options were granted to executive officers in the years 1994, 1995 and 1996.

(4) The amounts shown for 1994, 1995 and 1996 include the Company's contributions to Mr. Gildehaus' 401(k) plan of $2,703, $3,234 and $3,325, respectively; contributions to Mr. Gildehaus' account in the UNR Employees Profit Sharing Plan of $13,500, $13,500 and $6,000, respectively; contributions to Mr. Gildehaus' account in the UNR Industries, Inc. Supplemental Executive Retirement Plan of $49,950, $50,400 and $9,000, respectively, for 1994, 1995 and 1996; and annual life insurance premiums of $3,973, $3,973, and $3,973, respectively.

(5) The amounts shown include the Company contributions to the individual's 401(k) plan and contributions to his account in the UNR Employees' Profit Sharing Plan and the UNR Industries, Inc. Supplemental Executive Retirement Plan. For Mr. Grey, the Company contributions to the 401(k) plan for the years 1994, 1995 and 1996 were $2,703, $3,234, and $3,325, respectively;
    contributions to the Profit Sharing Plan for the years 1994 , 1995 and 1996 were $13,500, $13,500 and $6,000, respectively; and the contributions to the Supplemental Executive Retirement Plan for 1994, 1995 and 1996 were $14,769, $16,029 and $2,708, respectively. For Mr. Grimm, the Company's contributions to the 401(k) plan for 1994, 1995 and 1996 were $2,703, $3,234 and $3,325, respectively; the contributions to the Profit Sharing Plan for the years 1994, 1995 and 1996 were $13,500, $13,500 and $6,000, respectively; and the contribution to the Supplemental Executive Retirement Plan for 1994, 1995 and 1996 were $10,170, $11,520 and $1,572, respectively. Mr. Grimm's employment was terminated on December 31, 1996, and the amount shown for Mr. Grimm includes a severance payment of $749,598 pursuant to a Change of Control Agreement described on page 12.

                            ------------------------

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

                            ------------------------

The Compensation Committee is composed of four independent directors. No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries. The Committee formulates the compensation policy and structure for executive officers, reviews salary and bonus recommendations for those officers and submits its recommendations to the full Board of Directors for approval. The Compensation Committee is solely responsible for determining long-term incentive compensation granted to executive officers under the stock option, restricted stock and other long-term incentive plans previously approved by the stockholders.

In formulating and implementing compensation programs, it has been the philosophy of the Compensation Committee that a substantial portion of executive compensation should be related to the Company's financial performance. Accordingly, compensation programs have been structured to include incentives based on measures of the Company's financial performance. The compensation programs for executive officers have consisted of base salary and short-term and long-term incentive compensation plans. However, on January 26, 1996, the Company announced a plan to sell four of its five operating divisions and to focus on the growth and development of its ROHN Division. The Compensation Committee determined that the short-term and long-term incentive programs historically used for executive officers were not appropriate for the year 1996, and bonuses would be based upon management's performance in selling the four discontinued divisions and upon the overall financial performance of the Company.

BASE SALARY

The Committee annually reviews the base salary of each executive officer. In determining salary adjustments, the Committee considers individual job performance, length of employment, level of responsibility and information supplied by an independent compensation consulting firm concerning the average compensation levels of executive officers in a large group of companies statistically adjusted for a company with annual sales of approximately $400 million ("Compensation Peer Group"). The Committee believes that the Compensation Peer Group has been a more appropriate comparison for compensation purposes than the peer group used for computing total shareholder return which includes firms of substantially larger size than the Company. In light of the restructuring of the Company during 1996, the Committee intends to review the appropriateness of using the Compensation Peer Group for the future. The Chief Executive Officer's base salary has been reviewed annually on July 1. In accordance with the Committee's decision to emphasize incentive programs, no adjustment was made to the Chief Executive Officer's base salary level in 1996. The base salary levels of the other executive officers are reviewed on a calendar year basis. Base salaries for these officers for 1996 were increased by 4% from 1995 levels. Based upon the Compensation Committee's analysis and upon the information provided by an independent compensation consultant, the Committee believes that the 1996 base salary of the Company's Chief Executive Officer was approximately 14% below the average, and the base salaries of the other executive officers were slightly above the average of firms in the Compensation Peer Group.

SHORT-TERM INCENTIVES

Historically, a significant part of short-term executive compensation was based on the Key Management Incentive Variable Compensation Plan (the "Short-Term Incentive Plan") which provided for a bonus consisting of a percentage of base salary related to: (a) operating profit, (b) return on assets, and (c) cash flow. As stated above, the Committee determined that the Short-Term Incentive Plan was not appropriate for 1996 because of the decision to sell four of the Company's five divisions. Instead, the Committee determined that bonuses would be based upon management's performance in accomplishing the sale of the discontinued divisions and upon the overall financial performance of the Company. In establishing the bonuses for 1996 the Committee took into account the following: (a) the sale of four operating divisions for a gross amount of approximately $162 million; (b) the payment of cash dividends aggregating $2.60 per share of common stock; (c) record sales and earnings of the ROHN Division and successful expansion of ROHN manufacturing facilities; (d) successful resolution of a tax audit of the Company; and (e) effective move of Company headquarters from Chicago to Peoria, Illinois. Bonuses were determined based upon a subjective evaluation of the foregoing achievements.

LONG-TERM INCENTIVES

The Company's long-term incentive plans consist of Stock Option Plans, a Restricted Stock Plan and a Stock Purchase Plan. Pursuant to the Stock Purchase Plan, the executive officers of the Company purchased a total of 1,650,000 shares of common stock from the Company in 1994. The Committee believes that this level of stock ownership, along with previous stock awards under the Restricted Stock Plan, constituted an appropriate level of ownership by senior management and significantly enhanced the incentive of these executive officers to manage the Company to benefit all stockholders. In 1996, no new grants or awards were made to named executive officers under the Restricted Stock Plan or the Stock Option Plan and no stock was sold to them under the Stock Purchase Plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

Thomas A. Gildehaus became President and Chief Executive Officer of the Company on July 1, 1992. At that time, the Company entered into an employment agreement with Mr. Gildehaus for a term of three years. In 1995 Mr. Gildehaus' employment arrangement was extended. The terms of this arrangement for the period July 1, 1995 through July 1, 1998 included an annual review of base salary, participation in applicable short-term and long-term incentive plans, life insurance and disability benefits. Effective July 1, 1993 Mr. Gildehaus' annual base salary rate was established at $375,000. In keeping with the Committee's philosophy of emphasizing incentive based compensation, no adjustment was made in this salary level for 1994, 1995 or 1996. While Mr. Gildehaus' 1996 base salary was below the average base compensation level for Chief Executive Officers in the Compensation Peer Group, the total of his salary and bonus exceeded the average by approximately 4%.

Mr. Gildehaus' employment arrangement provided for an incentive bonus based on the Company's Short-Term Incentive Plan and on the attainment of performance goals established on an annual basis by mutual agreement between Mr. Gildehaus and the Compensation Committee. In light of the sale of four of the Company's divisions in 1996, the Short-Term Incentive Plan was not used as a basis for Mr. Gildehaus' bonus. Instead, the Committee determined that his bonus would be based upon success in the sale of the discontinued divisions and the overall performance of the Company. In setting Mr. Gildehaus' 1996 bonus, the Committee also took into account the gross proceeds of the sale of the discontinued divisions of approximately $162 million, the $2.60 per share dividend, the record sales and earnings of ROHN, the successful resolution of the tax audit and the successful move of the Company headquarters. These factors were not ranked or weighted, and Mr. Gildehaus' performance in relation to them was subjectively assessed by the Committee.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

The Committee has considered the effect of Section 162(m) of the Internal Revenue Code, which limits the tax deduction to $1 million for compensation paid to the top five executive officers unless certain requirements are met. The Committee does not expect that any executive officer's compensation is likely to exceed $1 million except as a consequence of dividends that might be paid on stock held by the Chief Executive Officer under the Restricted Stock Plan, imputed interest on loans to purchase Company stock under the 1994 Executive Stock Purchase Plan or severance payments under Change of Control Agreements. Accordingly, the Committee concluded not to make any changes in the Company's existing compensation programs. The Committee will continued to consider the impact of Section 162(m) and to assess alternatives to minimize or eliminate any loss of tax deductions in future years consistent with the objectives of the Company's executive compensation programs.

                                          Compensation Committee
                                          Darius W. Gaskins, Jr., Chair
                                          Gene Locks
                                          Robert B. Steinberg
                                          William J. Williams

COMPANY PERFORMANCE GRAPH

The following performance graph compares the Company's total stockholder return on its Common Stock for a five year period (December 31, 1991 to December 31, 1996) with the cumulative total return of the Standard & Poor's 500 Stock Index, the Standard & Poor's Manufacturing (Diversified Industries) Index, and the Standard & Poor's Communications Equipment 500 Index. This graph assumes an investment of $100 on December 31, 1991 and reinvestment of dividends. The Company has used the S&P Manufacturing (Diversified Industries) Index companies as the peer group required by SEC proxy rules. In 1996, four of the five operating divisions of the Company were sold. The remaining business, Rohn, is principally engaged in the manufacture of towers, shelters, cabinets, and mounts for the telecommunications industry. The S&P Communications Equipment Index is now being adopted as a more appropriate peer group for the Company.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             UNR INDUSTRIES      S&P 500      S&P COMM. EQUIP.      S&P MFG (DIV. INDS.)
1991                      $100        $100                   $100                     $100
1992                      $201        $108                   $108                     $108
1993                      $261        $118                   $104                     $132
1994                      $255        $120                   $118                     $136
1995                      $497        $165                   $177                     $192
1996                      $495        $203                   $207                     $264

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL AGREEMENTS

EMPLOYMENT AGREEMENT -- BRIAN B. PEMBERTON


Brian B. Pemberton was elected President and Chief Executive Officer of UNR effective April 14, 1997. The Company has entered into an employment agreement with Mr. Pemberton which provides for a base salary of $325,000, subject to annual review and adjustment by the Compensation Committee. Mr. Pemberton will be eligible for an annual bonus under the Company's Incentive Bonus Plan which provides a maximum bonus opportunity of 100% of base salary for senior executive officers. In addition, Mr. Pemberton was awarded 100,000 shares of restricted stock under the Restricted Stock Plan and options to purchase an additional 100,000 shares under the Company's Stock Option Plan. Restricted stock will vest at the rate of 25% per year during a four-year period of continuous employment or in the event of death, disability or a change of control of the Company, as provided in the Restricted Stock Plan. Stock options are exercisable after one year of employment at the market price of the stock as of April 1, 1997, and expire in five years. Mr. Pemberton is covered by the Company's health, disability and life insurance program and other benefits generally provided to Company executives. Mr. Pemberton's employment may be terminated by either party at any time for any reason, but in the event his employment is terminated by the Company without cause, as defined in the agreement, Mr. Pemberton will be entitled to a severance payment equal to one year's base salary then in effect plus the amount of the target bonus under the Incentive Bonus Plan for the year in which termination occurs.


EMPLOYMENT AGREEMENT -- THOMAS A. GILDEHAUS


Thomas A. Gildehaus was President and Chief Executive Officer of UNR from July 1, 1992, until April 11, 1997. Under his employment agreement, if Mr. Gildehaus was terminated by UNR other than for cause, death or disability or in the event Mr. Gildehaus terminated his employment for good reason, as defined in the agreement, he would be entitled to receive a lump sum cash payment equal to accrued salary and a proportionate share of bonus for the year in which termination occurred. In addition, Mr. Gildehaus was to receive severance pay in an amount equal to 150% of the then current annual base salary if a termination occurred prior to a Change in Control of the Company (substantially as defined under "Change of Control Agreements," below). Mr. Gildehaus received no severance benefits under his employment agreement upon the termination of his employment but did receive severance benefits under his Change of Control Agreement, as described below.


CHANGE OF CONTROL AGREEMENTS


On March 5, 1993, UNR entered into Change of Control Agreements ("Control Agreements") with named executive officers, Henry Grey and Victor E. Grimm, and on July 1, 1995, the Company entered into a Control Agreement with Thomas A. Gildehaus. These Agreements were for a term of three years, subject to renewal for additional three year terms. On March 5, 1996, the Control Agreements of Messrs. Grey and Grimm were renewed for additional three-year terms. A Change of Control includes (i) the acquisition by any person or group acting in concert of beneficial ownership of 50% or more of the Company's outstanding shares, with certain exceptions, (ii) a change in the composition of the Company's Board of Directors in any 24-month or less period such that a majority of the directors serving at the end of the period were not serving at the beginning of the period, unless at the end of the period the majority of the directors in office were nominated upon the recommendation of a majority of the Board at the beginning of the period, or (iii) approval by stockholders of a merger, consolidation or similar transaction (as to which those stockholders immediately prior to such transaction are not the owners of more than 50% of the resulting corporation's outstanding voting stock after such event) or the sale of all or substantially all of the Company's consolidated assets. The Compensation Committee determined that the sale of four of the Company's five operating divisions in 1996 constituted a change of control for purposes of the Control Agreements.


If, during the term of these Control Agreements, a Change of Control occurs, and within a two year period from the date of such Change of Control, either (i) the executive's employment with the Company is terminated by the Company other than for cause or on account of the executive's death, permanent disability or retirement, or (ii) the executive resigns for good reason, then the Company is required to pay to the executive a severance payment in an amount equal to three times the total of the executive's annual base salary (and in the case of Messrs. Grey and Grimm, base salary plus the target bonus) for the year in which termination occurs; provided that in no event may the total amount of the severance payment exceed 2.99 times the five year average W-2 income of the executive. The severance payment is payable in a single lump sum payable within 30 days of the termination of employment or resignation.


In addition to the severance payment, the Company is required to provide health, disability and life insurance in accordance with the plans maintained by the Company for executives for a period of three years from the date of termination of the executive's employment, provided that health, disability and life insurance benefits cease if the executive becomes employed during such period and receives similar benefits in connection with such employment.

During employment and for a period of one year after the termination of employment for any reason, the executive may not enter into, be connected with, or work for an individual, firm or corporation which is then in substantial competition with the Company in the United States.


On December 31, 1996, April 11, 1997 and June 30, 1997, respectively, the employment of Messrs. Grimm, Gildehaus and Grey was terminated, triggering severance benefits under their Control Agreements.


TRANSACTIONS WITH MANAGEMENT


Pursuant to the UNR Industries, Inc. 1994 Executive Stock Purchase Plan, Thomas
A. Gildehaus, Henry Grey, and Victor E. Grimm purchased a total of 1,650,000 shares of Common Stock of the Company on September 9, 1994 at a price of $5.525 per share. The purchase price was the average of the average of the reported high and low prices for the Company's Common Stock on the NASDAQ/NMS on each of the five trading days preceding the purchase. Shares were paid for in cash in the amount of the par value of the shares ($.01 per share) and the balance in promissory notes due in three years. The notes were interest free (although for tax purposes interest is imputed), except that in the event that a participant resigned from the Company or was terminated for cause, the notes would become due and interest at the applicable Federal rate under Section 1274 of the Internal Revenue Code would be applied retroactively from the date of the notes. If the shares were sold prior to the expiration of three years other than in connection with a Change in Control (as defined under "Change of Control Agreements," above), interest would be applied retroactively from the date of the note at the applicable Federal rate. Dividends and distributions on the shares, after reduction for Federal and state taxes, would be paid to the Company to be applied to the principal of the notes. The notes were limited recourse in that, if the stock was insufficient to satisfy the loan balance at maturity, the participant could tender the shares in partial payment of the notes and would be personally liable for that portion of the deficiency that exceeded 25% of the loan balance (before applying the security). The Company's recourse was limited to the shares if the participant dies, became disabled or was terminated without cause, if there was a Change in Control of the Company or if the Company exercised its option to apply the shares to the notes upon the participant's resigning or being terminated for cause. The amounts of the promissory notes executed by Messrs. Gildehaus, Grey and Grimm on the date of the foregoing transactions were $4,963,500, $2,757,500 and $1,378,750, respectively. As of December 31, 1996, the outstanding principal amounts of those notes were $1,254,978, $697,210 and $348,605, respectively. Upon termination of his employment, the Company retained shares held by Mr. Grimm sufficient to satisfy the unpaid principal of his note. On March 31, 1997 the Company applied shares held under the plan for Messrs. Gildehaus and Grey sufficient to satisfy the unpaid principal of their notes.


Victor E. Grimm, Vice President, Secretary and General Counsel of UNR during 1996, is a partner in the law firm of Bell, Boyd & Lloyd which provided certain legal services to UNR in 1996. The aggregate amount of legal fees for these services in 1996 was $525,621.76. These fees were excluded from Mr. Grimm's profit participation at the law firm.


At a Board of Directors meeting on December 5, 1996, the Board determined that it was in the best interests of the Company to transfer certain contingent liabilities associated with discontinued operations ("the Liabilities") to Folding Carrier Corporation, a wholly owned subsidiary of the Company ("Folding Carrier"). The Liabilities, estimated at $6,975,000, and an equal amount of cash were transferred to Folding Carrier, and Folding Carrier issued to UNR 18 shares of Class B (non-voting) common stock, par value $10 per share. This Class B stock represents approximately 15% of the outstanding common stock of Folding Carrier. The UNR Board has also determined that it was in the best interests of the Company to provide a financial incentive in the form of stock to the management of Folding Carrier to efficiently manage and satisfy the Liabilities at the lowest possible cost. Accordingly, pursuant to a Stock Purchase and Sale Agreement (the "Agreement") UNR sold nine shares of Class B stock of Folding Carrier (the "Shares") to each of Henry Grey and Michael F. Boyle for the sum of $90, or an amount equal to the par value of the shares purchased. Mr. Grey was Senior Vice President and Chief Financial Officer of UNR and is a Vice President of Folding Carrier; Mr. Boyle is a Vice President of Folding Carrier and a former Vice President of UNR. Under the terms of the Agreement, at such time as the Liabilities of Folding Carrier are discharged, or if either Mr. Grey or Mr. Boyle ceases to provide services to Folding Carrier, UNR is required to buy (and the stockholder is required to sell) his Shares at their book value.


PROPOSAL 2:  APPROVAL OF AN AMENDED AND
              RESTATED CERTIFICATE OF INCORPORATION


The Board of Directors has unanimously approved and recommended the approval by the stockholders of the Amended and Restated Certificate of Incorporation attached to this Statement as Exhibit A. The principal purpose of this proposal is to change the Company's name from "UNR Industries, Inc." to "ROHN Industries, Inc."


Since 1979, the Company has operated under the name UNR Industries, Inc. in the conduct of a group of diverse businesses. On January 26, 1996, the Company announced a plan to sell four of its five operating divisions and to focus on the growth and development of its ROHN Division, a supplier of products and services to the telecommunications industry. The divestiture program was completed in 1996, and the Company headquarters have been moved to ROHN's facility in Peoria, Illinois.



The Company plans to expand ROHN's business as a supplier to the telecommunications industry where the ROHN name is widely recognized. The Board of Directors believes that the proposed change of the corporate name to "ROHN Industries, Inc." is desirable in light of the Company's focus on the telecommunications industry.


The other proposed amendments would modernize and simplify the language of
Article III concerning corporate purposes and eliminate obsolete provisions concerning expired warrants to purchase Common Stock. The Amended and Restated Certificate of Incorporation also integrates into a single document previous amendments to the Certificate of Incorporation.


The Board of Directors unanimously recommends that stockholders vote FOR this proposal. The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock is necessary to approve the proposed amendment.


PROPOSAL 3:  RATIFICATION OF APPOINTMENT
              OF INDEPENDENT PUBLIC ACCOUNTANTS


Arthur Andersen LLP has served as independent public accountants for UNR (and its predecessors) for the past 34 years. The Board of Directors has retained this firm as UNR's independent public accountants for its current fiscal year, subject to ratification by Stockholders at the Annual Meeting. Although submission of this proposal to a vote of Stockholders is not required by law, management believes that such action is appropriate because the independent public accountants ultimately are responsible to the Stockholders. The Board of Directors unanimously recommends a vote FOR this Proposal. In the event, however, that such approval is not given, the Board will consider the appointment of other independent public accountants. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The Company believes that during 1996 its executive officers, directors and greater than 10% Stockholders have complied with applicable filing requirements.

STOCKHOLDER PROPOSALS; OTHER MATTERS


Stockholder proposals for inclusion in proxy materials for the 1998 Annual Meeting of Stockholders should be addressed to UNR's Secretary, 6718 West Plank Road, Peoria, Illinois 61604, and must be received on or before December 2, 1997.


The Company's By-Laws specify procedures for notifying the Secretary of business (including nominations of directors) to be properly brought before any meeting of Stockholders. A copy of the By-Laws may be obtained from UNR's Secretary.

At this time, the Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting other than those presented above in this Proxy Statement. If any other business should properly come before the Annual Meeting, votes may be cast with respect to such matters in accordance with the best judgment of the person or persons acting under the proxy.

                                          By Order of the Board of Directors

                                          Victor E. Grimm
                                          SECRETARY

Peoria, Illinois
July 30, 1997


ANY STOCKHOLDER MAY OBTAIN A COPY OF UNR'S 1996 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE BY WRITING TO UNR INDUSTRIES, INC. AT 6718 WEST PLANK ROAD, PEORIA, ILLINOIS 61604.

                                                                       EXHIBIT A

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                   ARTICLE I
                                      NAME


    The name of the corporation is ROHN Industries, Inc.


                                   ARTICLE II
                     REGISTERED AGENT AND PRINCIPAL OFFICE

    The address of its registered office in the State of Delaware is 1013 Center Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice Hall Corporation System, Inc.

                                  ARTICLE III
                                    PURPOSES

    The nature of the business and the objects and purposes to be transacted, promoted and carried on, are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV
                                 CAPITAL STOCK

    The total number of shares of capital stock which the corporation shall have authority to issue is 60,000,000 shares which shall consist of 60,000,000 shares of Common Stock with a par value of $.01 per share (hereinafter called "Common Stock"). Each share of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. Each holder of Common Stock shall be entitled to cast one vote for each share at all meetings of stockholders. Each share of Common Stock shall entitle the holder thereof to share ratably in all assets available for distribution to holders of the Common Stock in the event of any liquidation, dissolution or winding-up of the corporation, but no share of Common Stock shall entitle the holder thereof to any pre-emptive or subscription rights in respect of any securities of the corporation.

                                   ARTICLE V
                          POWERS OF BOARD OF DIRECTORS

    In furtherance and not in limitation of the powers conferred elsewhere in this Certificate of Incorporation or by statute, the Board of Directors is hereby expressly granted the following powers:

    A. The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the corporation; to fix and vary amounts of money, property or securities to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

    B. In addition to the powers and authorities expressly conferred upon the Board of Directors elsewhere in this Certificate of Incorporation or by statute, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation under the provisions of the General Corporation Law of Delaware and not specifically prohibited or limited by the provisions of this Certificate of Incorporation or any By-Laws from time to time made by the stockholders; provided, however, that no By-Laws so made shall invalidate any prior act of the Board of Directors which would have been valid if such By-Law had not been made.

                                   ARTICLE VI
               CREDITOR OR STOCKHOLDER COMPROMISES; RECEIVERSHIP

    Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                                  ARTICLE VII
                            MEETING OF STOCKHOLDERS

    Elections of directors need not be by written ballot unless the By-Laws of the corporation shall so provide.

                                  ARTICLE VIII
                      LIMITATION ON LIABILITY OF DIRECTORS

    To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

   UNR Industries, Inc.                      PROXY/VOTING INSTRUCTION CARD
   6718 West Plank Road
   Peoria, Illinois 61604

P
R
O
X
y

   This proxy is solicited on behalf of the Board of Directors.

   The undersigned hereby appoints Gene Locks and Brian B. Pemberton and each of them, as the proxies and representatives of the undersigned, with full power of substitution, to vote all of the shares of common stock of UNR Industries, Inc. which the undersigned would be entitled to vote, with all powers which the undersigned would have if personally present, at the Annual Meeting of Stockholders to be held on September 4, 1997 and at any adjournment or postponement thereof, as designated on the reverse side.

   Election of Directors:
      Nominees: C. Brennan, D. Gaskins, G. Locks, R. McMullin, B. Pemberton

   This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.

                   Please sign and date on the reverse side and mail this proxy in the enclosed return envelope as promptly as possible.

See Reverse side

       Please mark your                                      8680
 X     votes as in this
       example.


-----------------------------------------------------------------------------------------------------------------------------------
                              The Board of Directors recommends a vote FOR proposals 1, 2 and 3.
-----------------------------------------------------------------------------------------------------------------------------------
1. Election of Directors                                                                                 FOR     AGAINST    ABSTAIN
   FOR all Nominees listed on the    WITHHELD as to         2. Proposal to approve Amended and
   reverse side, except as listed    ALL Nominees              Proposed Certificate of Incorporation
   below
                                                            3. Proposal to ratify the appointment of
                                                               Arthur Andersen LLP as independent
                                                               public accountants of UNR
 To withhold authority to vote for any individual nominee(s),
 write the name(s) of the nominee(s) on the line below.        In their discretion, the proxies and representatives are
                                                               authorized to vote upon such other business as may
 ----------------------------------------------------------    properly come before the meeting

                                                               NOTE: Please sign exactly as name(s) appear(s) below. If
                                                               shares of common stock are held in the name of more than
                                                               one person, all should sign. When signing as attorney,
                                                               executor, administrator, trustee or guardian, please give
                                                               full title as such. If a corporation, please sign in full
                                                               corporate name by president or other authorized officer.
                                                               If a partnership, please sign in partnership name by
                                                               authorized person.


                                                               ---------------------------------------------------------
                                                               Signature                                  Date(s)


                                                               ---------------------------------------------------------
                                                               Signature (if held jointly)                Date(s)
